Exhibit 10.1


               AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS


         THIS AGREEMENT is entered into by and between MAGNUSSEN DODGE, a California corporation, dba "MAGNUSSEN DODGE ISUZU" (hereinafter referred to as "Seller"), and LITHIA MOTORS, INC., an Oregon corporation, (hereinafter referred to as the "Buyer").

         RECITALS

         Seller is a California business corporation engaged in the business of selling and servicing Dodge and Isuzu motor vehicles and related parts and accessories from premises located at 4901 Marsh Drive, Concord, California 94520 (the Business Real Property), under franchises issued by Chrysler Corporation, and American Isuzu Motors, Inc.

         Buyer wishes to purchase from Seller, and Seller is willing to sell to Buyer, all assets relating to Seller's Dodge and Isuzu franchises, conditioned upon the granting to Buyer of exclusive franchises for the sale of new Dodge and Isuzu motor vehicles in the same geographical area as Seller's current franchises in Concord, California.

         Buyer also wishes to sublease the Business Real Property, and the purchase of Seller's business assets shall be conditioned upon the simultaneous closing of the subleasing of that real property by Buyer.

         NOW, THEREFORE, IN CONSIDERATION OF the mutual premises set forth herein, the parties agree as follows:

         1. Definitions. In this Agreement, the following words shall have the indicated meanings:

                  (a) "Closing" shall refer to the consummation of the transaction contemplated under this Agreement in accordance with the terms, hereof, and "Closing Date" shall refer to the actual date of Closing. "Target Closing Date" shall refer to April 1, 1997, "Final Closing Date" shall refer to the earlier of (i) April 30, 1997, or (ii) the 10" business day after the condition precedent set forth in subparagraph 17(a) (the issuance of Franchisers" s) has been satisfied.

                  (b) "Seller's Business" shall refer to any and all activities conducted by Seller in Contra Costa County, California relating to the marketing and sale of new Dodge and Isuzu vehicles and associated parts and accessories, and the repair and servicing of new or used Dodge and Isuzu vehicles.

                  (c) "Purchased Assets" shall refer to those assets which are identified in Paragraph 2 as being purchased and sold by the parties hereunder.

                  (d) "Seller's "Equipment" shall refer to all non-inventory item of tangible personal property presently owned or used by Seller in connection with Seller's business, including all of Seller's machinery, tools, signs, office equipment, computer equipment, computer programs, microfiches, parts lists, repair manuals, sales and service brochures, furniture and fixtures, and further including all assets

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listed on Seller's  financial  statements  as of  December  31,  1996.  Seller's leasehold improvements to the Business Real Property also shall be included within the definition of Seller's "Equipment".

                  (e) Seller's "Intangible Assets" shall refer to Seller's name ("Magnussen Dodge and Isuzu"), telephone and fax numbers, service customer lists, sales customer lists, vehicle sales records, vehicle services records, all rights of Seller under contracts assigned to and assumed by Buyer pursuant to this Agreement, all goodwill associated with Seller's business, and all other intangible rights and interest of any value relating to Seller's business.

                  (f) "Business Real Property" shall refer to the real property located at 4901 Marsh Drive, Concord, California, which has been used in connection with Seller's business.

                  (g) "Franchisors" shall refer to Chrysler Corporation and American Isuzu Motors, Inc.

                  (h) "New Vehicle" shall refer to a Dodge and Isuzu motor vehicle which: (i) is unregistered and unused, (ii) is from the 1996 or 1997 model year, and (iii) may be represented or warranted to consumers as "new" under California law. "Rollback Vehicle" shall mean an unregistered vehicle which has been sold to a customer by Seller but returned because of the customer's inability to obtain financing for the purchase. "Demonstrator Vehicle" shall mean an unregistered vehicle used and operated by Seller on dealer plates for sales demonstration purposes. "Used Vehicle" shall mean any vehicle which is not a new vehicle, a demonstrator vehicle or rollback vehicle.

                  (i) "Date of this Agreement" shall refer to the first date upon which this Agreement has been signed by all of the parties.

         2. Purchased Assets. Seller agrees to sell to Buyer, and the Buyer agrees to purchase from Seller, the assets identified in Paragraph 3, 4, 5, 6, 7, 8, 9, 10 and 11 of this Agreement (the "Purchase Assets"). Excluded from this transaction are Seller's cash, accounts receivable, notes receivable, banking accounts and deposits, and all other assets not identified in Paragraph 3, 4, 5, 6, 7, 8, 9, 10, and 11 of this Agreement.

         3. Inventory of New Vehicles. Buyer shall purchase Seller's entire inventory of new Dodge and Isuzu vehicles, as that inventory exists on the Closing Date. Buyer also shall purchase Seller's entire inventory of demonstrator vehicles and (up to five) rollback vehicles, as that inventory exists on the Closing Date.

               (a) Price of New Vehicles. The purchase price for each of the new vehicles shall be equal to Seller's factory invoice cost, reduced by any factory holdbacks, factory rebates, factory invoices, carry-over model allowances, floor plan allowances, finance cost allowances, advertising allowances, and further reduced by the actual net cost for any and all accessories, equipment and parts which are missing from a vehicle. Seller's actual net cost for the new vehicles shall include Seller's actual net cost for any and all parts and accessories reasonably installed by Seller to new vehicles in the or course of business, but shall not include any other vehicle preparation charges, labor charges or other dealer charges of any kind.

                  (b) Deduction for Damage to New Vehicles. Immediately prior to Closing, Buyer and seller shall jointly inspect Seller's inventory of new vehicles. If any new vehicle purchased by Buyer from Seller is damaged, the price for that vehicle, as determined under subparagraph 3(a), shall be

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reduced by the actual net cost to Buyer of repairing  that damage.  If Buyer and
Seller are unable to agree upon the actual net cost to Buyer of repairing the damage to a vehicle, then Buyer and seller shall select an independent third party to determine that repair cost, which determination shall be binding upon both Buyer and Seller.

                  (c) Payment for New Vehicles. The aggregate purchase price for all new vehicles purchased by Buyer from Seller shall be paid in full at Closing.

                  (d) Purchase  Orders For New  Vehicles.  Immediately  prior to
Closing, Buyer and seller shall jointly review Seller's outstanding purchase orders for new vehicles ordered from Seller by customers but not delivered prior to Closing. At Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller's rights (including customer deposits) and obligations (including sales commissions) under such purchase orders; provided, however, that Buyer shall not be obligated to assume Buyer's rights or obligations with respect to any new vehicle purchase order which is at a price less than factory invoice, or which provides for a trade-in at a price or under terms not acceptable to Buyer. At Closing, Seller shall turn over to Buyer all customer deposits on ordered but undelivered new vehicles.

                  (e) Price for Demonstrators and Rollbacks. Regarding 1996 demonstrators, the price for each vehicle shall be determined as above less $500 per vehicle and 30 cents per mile for miles in excess of 4,000 miles. Regarding 1997 demonstrators, the price for each vehicle will be determined as above less 30 cents per mile for all miles in excess of 4,000 miles. Regarding rollbacks, the purchase price for each such vehicle shall be determined as above less 30 cents per mile for miles in excess of 200 miles. The purchase price so determined for the demonstrators and rollbacks shall be paid at Closing.

         4. Inventory Vehicles. Buyer intends to purchase Seller's entire inventory of used vehicles, as that inventory exists at Closing. However, Buyer shall not be obligated to purchase any used vehicle for which Buyer and Seller are unable to agree upon a purchase price.

                  (a) Disclosures. Seller shall be obligated to: (i) disclose to Buyer any and all facts concerning each used vehicle which Seller would be legally obligated to disclose to a consumer (including but not limited to known damage and usage history), and (ii) provide to Buyer legal odometer statements and free and clear title for each of the used vehicles.

                  (b) Price for Used Vehicles. Used vehicles shall be purchased on an individual basis. It is Buyer's intention to purchase all of the used vehicles, however, in the event Buyer and Seller cannot agree on a value as to one or more vehicles, then those vehicles whose value is not agreed upon, shall remain the property of the Seller and Buyer shall not be obligated to purchase same. Buyer and Seller agree to establish the proposed purchase price for seller's used vehicles at least three business days prior to the anticipated Closing Date. Regarding any used vehicles not purchased by Buyer, Seller shall have 14 days subsequent to Closing to remove same from the Business Real Property. So long as Buyer stores Seller's used vehicles on the Business Real Property in accordance with standard business practices, Seller shall have sole, and exclusive risk and liability for any damage or loss to Seller's used vehicles while so owed on the Business Real Property after Closing, and Buyer shall have no liability or obligation of any kind by reason of such damage or loss.

                  (c) Payment for Used Vehicles. The aggregate purchase price for Seller's inventory of used vehicles shall be paid in full at Closing.


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         5.  Inventory  of New  parts  and  Accessories.  Buyer  shall  purchase
Seller's entire inventory of new, current (non-obsolete), undamaged Dodge and Isuzu vehicle parts and accessories manufactured by Franchisors and/or third party suppliers, as that inventory exists on the Closing Date. Buyer shall have no obligation to purchase from Seller any parts or accessories which are used, damaged or obsolete. For purposes of this Paragraph 5, a part or accessory shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that part was originally purchased, or if not then listed in the supplier's then current price and parts books. Prior to Closing, Seller shall maintain Seller's inventory of parts and accessories at a level consistent with good business practices and Seller's normal and regular course of business.

                  (a) Price for Parts and Accessories. The purchase price for each item in Seller's inventory of new, current and undamaged parts and accessories for Dodge and Isuzu vehicles (whether manufactured by a Franchisor or third party suppliers) shall be the net cost for that item as set forth in the then most recent price book published by the supplier of that item, reduced by any discounts, rebates, incentives or allowances which should reasonably be taken into account in order to establish what Buyer's net cost for that item would be if that item was purchased by Buyer directly from the supplier at the time of Closing.

                  (b) Determination of Inventory of Parts and Accessories. Seller's inventory of new, current and undamaged Dodge and Isuzu parts and accessories be determined immediately prior to Closing (or on whatever earlier date shall be selected by mutual agreement of the parties) by a third party inventory service selected by mutual agreement of the parties. Buyer and Seller each shall be responsible for 50% of the fees charged by the inventory service for conducting the inventory.

                  (c) Payment for Inventory of New Parts and Accessories. The purchase price for Seller's inventory of parts and accessories shall be paid in full at Closing.

                  (d) In addition to the vehicle accessories being purchased by Buyer, Buyer agrees to purchase a quantity of other non-factory accessories the amount of which shall be determined by the price of same which shall not exceed $4,000.

         6. Equipment. Buyer shall purchase Seller's Equipment. Buyer acknowledges that Seller is retaining, and is not selling to Buyer, those personal items of Seller's Equipment, if any, which are listed on Exhibit "A" attached hereto.

                  (a) Price for Equipment. The aggregate purchase price for Seller's Equipment shall be determined by a mutually agreed upon appraiser whose cost shall be equally shared by the parties. This purchase price for the Equipment shall be paid at the Closing.

         7. SUPPLIES. Buyer shall purchase all of the gas, oil, nuts, bolts, and other automotive supplies which are held for use in Seller's business. The price for all such supplies shall be Seller's actual net cost, and shall be paid to Seller at Closing.

         8. Contractual Rights and Obligations. At Closing, Buyer shall assume all rights and obligations of Seller under those equipment leases and other contracts identified on Exhibit "B" attached hereto. Seller warrants that all of Seller's obligations under the contracts listed on Exhibit "B" shall be current at the time of Closing. Seller agrees to in Buyer against all obligations under the contracts identified on Exhibit "B" which relate to periods prior to Closing. Buyer agrees to indemnity Seller all obligations under the contracts identified on Exhibit "B" which relate to periods after Closing.

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         9.  Repair  Work in  Progress.  Buyer  shall  purchase  all of Seller's vehicle repair work in progress (in-house and subcontracted), at a price equal to Seller's actual net cost (before profit and overhead) for all work completed prior to Closing. The purchase price for work in progress shall be paid at Closing.

         10. Prepaid Expenses which Accrue to Buyer's Benefit. The purchase price shall be at Seller's cost and shall be paid at Closing.

         11. Intangible Assets. Buyer shall purchase all of Seller's Intangible Assets.

                  (a) The aggregate purchase price for Seller's Intangible Assets shall be Two Million Two Hundred Fifty Thousand and 00/100 Dollars ($2,250,000), $l,750,000 of which shall be paid outside of Escrow at the Closing. The $500,000 balance of the purchase price for the Intangible Assets ($2,250,000 minus $1,750,000) shall be amortized and paid by Buyer to Seller as follows:

     (1) During the period be on the Closing Date and ending when the entire deferred balance of this purchase price has been paid in full, interest shall accrue an the outstanding balance of this purchase price at eight percent (8%) per annum. The interest accruing on the outstanding balance of this purchase price shall be due and payable quarter annual installments, with the first interest payment being due and payable on the date which is three calendar months after the Closing Date, and with subsequent interest payments being due and payable at regular three month intervals thereafter.

     (2) The $500,000 deferred principal balance of this purchase price shall be due and payable in five equal annual installments of One Hundred Thousand and 00/100 Dollars ($100,000) each, with the first installment being due and payable on date which is one calendar year after the Closing Date, and with subsequent installments being due and payable at regular one year intervals thereafter.

     (A) Buyer shall have the right at any time to prepay all or any portion of the unpaid balance of this purchase price, without penalty or premium. Any prepayment shall be applied against the last maturing installment of principal then due (with the principal balance being reduced accordingly), and shall not excuse Buyer from making the regular installment payments subsequently due until the principal balance has been paid in full.

     (B) If Buyer fails to pay any amount of principal or interest upon the due date or within ten (10) days thereof, and if thereafter Seller notifies Buyer in writing of said default and Buyer fails to cure said default within ten (10) days after receipt of that written notice from Seller, then Seller shall have the right, at any time prior to the moment when Buyer cures that default, to declare (and thereby cause) the entire unpaid balance of the purchase price to be immediately due and payable.

     (C) Buyer's deferred payment obligation as set forth in this paragraph 11 shall be evidenced by a negotiable promissory note (hereinafter the "Promissory Note") to be executed by Buyer and delivered to Seller at Closing. The Promissory Note shall be unsecured and shall contain an attorney's fee clause,


                  (b) In order for Buyer to receive the full benefit of the intangible good will being Purchased by Buyer, it will be necessary for Buyer to perform no-charge repair work with respect to vehicles repaired or sold by Seller prior to Closing. In partial consideration of the $2,250,000 amount being paid by Buyer for the Intangible Assets, Seller agrees to reimburse Buyer for Fifty percent (50%)

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of the net cost to Buyer of repair  service  which are not  covered  by  Factory warranty and which are performed by Buyer within two (2) months after Closing with said reimbursement not exceeding a maximum of $4,000 in order to satisfy customers who are dissatisfied with repair services provided by Seller prior to Closing. Seller agrees to reimburse Buyer pursuant to the preceding sentence on a monthly basis, with payment to be made within ten (10) days after Buyer submits a billing for the cost of repair services performed during the preceding calendar month.

     12. Bulk Transfers. It is intention of the parties that this transaction comply with Division Six of the California Uniform Commercial Code, more commonly know as Uniform Commercial Code - Bulk Transfers. As a result thereof, upon the execution of this agreement the parties shall immediately open an escrow at Capitol City Escrow, Inc., 2720 Gateway Oaks Drive, #140, Sacramento, California, for this purpose. At this same time, Buyer shall deliver to said escrow the sum of $250,000 (the deposit), which amount shall immediately be placed into an interest bearing account. The deposit plus interest shall be credited to Buyer and shall be applied against the purchase price for the Purchase Assets, other than the Intangible Assets, at the closing or if the closing fails to occur, then the deposit shall be disbursed as set forth hereinafter.

     13. Limitation on Liabilities Assumed. Except as provided in subparagraph 3(c), Paragraph 8 and Paragraph 9, Buyer shall not, by reasons of this Agreement or Buyer's purchase of the Purchased Assets, take responsibility for any liabilities, debts or obligations of Seller (including Seller's trade payables, account payables, obligations to employees, or tax liabilities).

     14. Warranties of Seller. Seller makes the following warranties to Buyer, with the intent that Buyer rely thereon:

     (a) Corporate Organization. Seller is a corporation organized, validly existing, and in good standing under the laws of the State of California. Seller is qualified to do business in the State of California and has full power and authority to own, use, and sell its assets.

     (b) Corporate Authority. Seller's board of directors and shareholders have authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provisions. This agreement will not violate any judicial, governmental or administrative decree, order, writ, injunction, or judgment, and will not conflict with or constitute a default under Seller's bylaws, or any contract, agreement, or other instrument to which Seller is a party or by which it may be bound.

     (c)  Employee  Issues.  Seller has a union  agreement  with the  Machinists
Automotive Trades District Lodge No. 190, Local Lodge 1173, International Association of Machinists and Aerospace, which expires on September 1, 1998. Within 10 days after the date of this Agreement, Seller shall provide to Buyer the following: (i) a census of Seller's employees, (ii) a written disclosure of all benefits made available to Seller's employees (including qualified and non-qualified retirement plans), and (iii) access to all personnel files for seller's employees. All employee benefit plans maintained by seller for its employees shall be fully funded prior to Closing. Seller shall pay all wages, commissions, accrued vacation pay and other accrued compensation earned by Seller's employees prior to Closing (together with all accrued FICA and withholding taxes). Seller shall terminate the employment of all Seller's employees effective as of the close of business on the Closing Date. Buyer will consider any of Seller's employees who apply for employment on an equal basis with all other applicants. Employment will be offered to Buyer's selected applicants on terms and conditions to be established by Buyer. Seller agrees that for a period of six months following Closing, Seller will not offer employment to any of Seller's terminated employees, other than Joseph Mayeri, unless Buyer shall fail to employ such employees or shall subsequently terminate such employees.

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     (d) Financial  Disclosures.  Seller shall  furnish to Buyer such  financial operating data and other information as to the business and properties of Seller's business as Buyer shall requests. The review of such materials will be at Buyer's expense, including a certified audit, if Buyer deems it to be necessary.

     (e) Undisclosed Liabilities and Contractual Commitments. Except as otherwise disclosed in this Agreement (or in an attached Exhibit): (i) Seller does not have any liabilities which might have a material impact on Buyer's use of the Purchased Assets, (ii) Seller is not a party to any contracts or commitments which might have a material impact on Buyer's use of the Purchased Assets, and (iii) no law suit or action, administrative proceeding, arbitration proceeding, governmental investigation, or other legal or equatable proceedings of any kind is pending or threatened against Seller which might adversely affect the value of the Purchased Assets. If any claim is asserted against Buyer after Closing with respect to any obligation of seller which Seller has failed to disclose to Buyer in writing, or which Seller has disclosed but failed to pay, then Buyer shall give prompt written notice of that claim to Seller. Seller shall indemnify Buyer will respect to all such obligations.

     (f) Condition of Equipment. Each item of the equipment shall be in good operating condition at Closing. Seller will continue to perform routine maintenance and repairs with respect to the Equipment prior to Closing.

     (g) Good Title. Seller has, and shall transfer to Buyer at closing, good and marketable title to all of the Purchased Assets, free and clear of all security interests, liens, equitable interest, leases, assessments, restrictions, restrictions, reservations or other burdens of any kind. All current and accrued taxes which may become a lien against any of the Purchased Assets prior to closing shall have been paid by Seller prior to Closing (including property taxes, sales taxes and excise taxes).

     (h) Toxic Materials. Upon the execution of this agreement, Seller at its cost shall engage an appropriate environmental firm to conduct an investigation and who will thereafter produce a Phase One Environmental Report regarding the Business Real Property. In addition, Seller shall make available to Buyer copies of all other environmental reports and certificates (of which Seller has knowledge with respect to the Business Real Property. Regarding any deficiencies set forth in the Phase One Environmental Report, Buyer can waive same or Seller shall have until the Closing Date to remedy same. In the event it is apparent that a remedy can not be completed by the Closing Date, then in such event, Seller can either elect to rescind the transaction in its entirety or place sufficient funds into the escrow at the Closing Date to cover the expense of the required remedy.

     (i) Franchisors' Consent. Seller shall take all actions which are reasonably necessary on Seller's part to obtain the consent of the Franchisors to the issuance to Buyer of exclusive franchises for the sale of new Dodge and Isuzu vehicles in the same geographical area as Seller's current franchises in Concord, California.

     (j) Indemnification for Breach of Warranties. Seller shall indemnify Buyer against all losses, damages and costs (including attorney fees and court costs) relating to any warranty made by Seller in this Agreement which is false, misleading, incomplete or inaccurate (either on the date of this Agreement or at the time of Closing). If at any time prior to Closing Buyer determines that any warranty made by Seller in this Agreement is incorrect, incomplete or misleading, then Buyer shall advise Seller of that fact and Seller shall provide to Buyer in writing whatever other information shall be necessary to cause that warranty to be correct, complete and not misleading.

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     15. Conduct of Business  Pending  Closing.  Seller warrants that during the prior beginning on the date of this Agreement and ending at Closing: (i) Seller shall continue to operate Seller's Business in the usual ordinary course, and in substantial conformity with all applicable laws, ordinances, regulations, rules or orders, (ii) Seller shall not allow any liens to be placed against any of the Purchase Assets unless those liens are discharged prior to Closing; (iii) Seller shall not take any action which may cause a material adverse change in the operations of Seller's Business; (iv) Seller shall not conduct any sale which shall use the words or phrases "Going Out of Business Sale" or "Change of Ownership Sale" or other words or phrases having similar meanings and; (v) Seller shall use its best efforts to preserve the value of the Dodge and Isuzu franchises in Concord, California.

     16. Representations And Warranties Of Buyer. Buyer hereby makes the following representations and warranties to Seller, with the intent that Seller rely thereon:

     (a) Organization. Lithia Motors, inc. is a corporation organized, validly existing and in good standing under the laws of the State of Oregon and is entitled to own property and to carry on its business.

     (b) Authority. This Agreement has been authorized by the board of directors of Lithia Motors, Inc. This agreement will not violate the provisions of any judicial, governmental or administrative decree, order, writ, injunction, or judgment, or conflict with or constitute a default under, the Articles or bylaws of Lithia Motors, Inc. or any contract, agreement, or other instrument to which Lithia Motors, Inc. is a party.

     17. Additional Conditions Precedent to Buyer's Obligations. The obligation of Buyer to close this transaction is subject to each of the following conditions (each of which is for the benefit of Buyer and may be waived by Buyer), and Buyer shall have the right to rescind this Agreement if any of the following conditions is not satisfied in accordance with its terms:

     (a) Buyer shall have obtained from Franchisors, prior to the Final Closing Date, exclusive franchises to sell new Dodge and Isuzu vehicles in the same geographical area as Seller's current franchises in Concord, California (as evidenced by the issuance to Buyer by Franchisors of appropriate Dealership Sales and Service Agreement, and the approval of Buyer as the publicly owned Dealer-Operator of the franchises), and Buyer agrees to use its best reasonable efforts to obtain those franchises.

     (b) Buyer shall be reasonably satisfied with any facility improvement requirement which are imposed by Franchisors which have na aggregate cost of more than $25,000.

     (c) The Sublease by Buyer, or a related entity, of the Business Real Property shall be closed concurrently with this transaction under terms and conditions which are agreeable to Seller, Buyer, Solano Way Partnership and Contra Costa County and which shall include those terms set forth in the Letter of Intent between the parties dated January 9, 1997.

     (d) All of Seller's agreements and warranties set forth in this Agreement shall be correct, complete and not misleading at closing; provided that Buyer's decision to close this transaction shall not release Seller from liability to Buyer for any warranty which is subsequently determined to be incorrect, incomplete or misleading.

     (e) The Phase One Environmental Report must indicate that there are no toxic materials present on, under, or about the Business Real Property or if such toxic materials are so indicated Seller must have cured same either by completing the required remedy by the Closing Date or by placing sufficient funds into Escrow at the Closing Date to cover the expense of the required remedy.

     18. Closing. The parties shall make all reasonable effort to close the purchase and sale under this Agreement at or before 5:00 PM, Pacific Standard Time, on or before the Final Closing Date, at the offices of Capitol City Escrow, Inc. in Sacramento, California, or at some other location as shall be selected by mutual agreement of the parties.

     (a) The parties agree to establish a closing escrow account at Capitol City Escrow, Inc. in Sacramento, California (the "Closing Escrow Agent"). Buyer and Seller each shall pay one-half (1/2) of the escrow fees. Buyer and seller agree to execute whatever reasonable escrow instructions may be required by Closing Escrow Agent in connection with this transaction. In the event of any conflict between those escrow instructions and this Agreement, the terms of this Agreement shall prevail.

     (b) In all events, the Closing the transaction contemplated under this Agreement shall occur (if at all) on or before the Final Closing Date.

     (c) If this transaction closes as provided herein, then actual possession and all risk of loss, damage or destruction with respect to the Purchased Assets, shall be deemed to have been delivered to Buyer at 11:59 PM, Pacific Standard Time, on the Closing Date.

     (d) At Closing, and coincidentally with the performance of the obligations to be performed by Buyer at Closing, Seller shall deliver to Buyer the following: (i) all bills of sale, assignments and other instruments of transfer, in form and substances reasonably satisfactory to Buyer, which shall be necessary to convey the Purchased Assets to Buyer, and (ii) all other documents required under this Agreement.

     (e) At Closing, and coincidentally with the performance of all oblations required of Seller at Closing, Buyer shall deliver to Seller the following: (i) payment for the Purchased Assets; and (ii) all other payments and documents required under this Agreement. Buyer shall be responsible for all sales taxes payable in connection with the transaction. All amounts payable by buyer to Seller at closing shall be paid by certified check drawn against a bank of Buyer's choice having offices located in Jackson County, Oregon, or by whatever other means shall be acceptable to Seller.

     (f) If Closing does not take place on or before the Final Closing Date because there has been a failure of any condition precedent set forth in Paragraph 17 or because Seller has elected to rescind the agreement pursuant to paragraph 14(h), then; (i) all rights and obligations of both parties under this Agreement shall terminate, (ii) Buyer shall be entitled to a refund of the entire $250,000 deposit (and interest earned thereon) which is referred to in paragraph 12, and (iii) this Agreement and all predecessor agreements shall thereafter be void and of no effect.

     (g) If Closing does not take place on or before the Final Closing Date because of Buyer's material breach of this Agreement, then the $250,000 deposit delivered by Buyer to the Closing Escrow Agreement together with all interest earned thereon while held by the Closing Escrow Agent shall be forfeited to Seller as Seller's sole and exclusive remedy for Buyer's breach, and seller shall have no other rights or remedies against Buyer by reason of that breach. THIS SUM REPRESENTS A REASONABLE ESTIMATE BY BUYER AND SELLER OF SELLER'S DAMAGES IN THE EVENT OF SUCH DEFAULT, IT BEING EXTREMELY DIFFICULT TO ASCERTAIN SELLER'S PRECISE DAMAGES. IF CLOSING DOES NOT OCCUR ON OR BEFORE THE CLOSING DATE FOR ANY REASON OTHER THAN BUYER'S DEFAULT, SELLER AND BUYER IRREVOCABLY

AUTHORIZE AND INSTRUCT THE CLOSING ESCROW AGENT TO IMMEDIATELY DELIVER TO BUYER, ON DEMAND, BUYER'S DEPOSIT TOGETHER WITH THE INTEREST EARNED THEREON, LESS ESCROW CANCELLATION COSTS.

     (h) Both parties agree to make a good faith effort to execute and deliver all documents and complete all actions necessary to consummate this transaction.

     19. Books and Records. Seller shall have the right at any time and from time to time, for a period of five (5) years after the Closing Date, to examine and make copies of all books and records acquired by Buyer hereunder. In addition, Buyer agrees to store for a period of five (5) years all books and records of Seller which Buyer is not acquiring hereunder. Lastly, Buyer agrees to make its staff available to Seller for a period of five (5) days subsequent to the Closing Date so that Seller can close out its books.

     20. Seller's Accounts Receivable. For a period of six (6) months after Closing, Buyer shall, on Seller's behalf, and at no charge to Seller, accept any payment with respect to Seller's customer receivables and other receivables arising out of the operation of Seller's Business prior to Closing. All collected receivables from vehicles sales shall be delivered to Seller on a monthly basis. Buyer shall have no obligation to undertake collection efforts with respect to Seller's receivables, and Buyer's only obligation shall be to account for an pay over Seller's receivables which are actually received by Buyer.

     21. Survival of Representations. All representations, warranties, indemnification obligations and covenants made in this Agreement shall survive the Closing, and shall remain in effect until the expiration of the latest period allowable in any applicable statute of limitations.

     22. Assignment By Buyer. Lithia Motors, Inc. shall have the right to assign all rights and obligations of Lithia Motors, Inc. as "Buyer" under this agreement. In the event of any such assignment, the assignee shall assume all rights and oblations of the Buyer under this agreement, and Lithia Motors, Inc. shall remain jointly and severally liable for all obligations of the Buyer. In addition and in this event, Lithia Motors, Inc. will unconditionally guarantee the promissory note referred to in paragraph 11 above.

     23. Miscellaneous.

     (a) There are no oral agreement or representations between the parties which affect this transaction, and this Agreement supersedes all previous negotiations, warranties, representations and understandings between the parties. True copies of all documents referenced in this Agreement are attached hereto. If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then that determination shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement is capable of two constructions, only one of which would render the provision valid, then the provision shall have the meaning which renders it valid. The paragraph headings in this Agreement are for convenience purposes only, and do not in any way define or construe and contents of this Agreement.

     (b) This Agreement shall be governed and performed in accordance with the laws of the State of California. Each of the parties hereby irrevocably submits to the jurisdiction of the courts of Contra Costs County, California, and agrees that any legal proceedings with respect to this Agreement shall be filed and heard in the appropriate court in Contra Costa County, California.

     (c) This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute a single instrument, when signed by both of the parties. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties.

     (d) Waiver by either party of strict performance of any provision of this Agreement shall not be a waiver of, and shall not prejudice the party's right to subsequently require strict performance of the same provision or any other provision. The consent or approval of either party to any act by the other party of the nature requiring consent or approval; shall not render unnecessary the consent or approval of any subsequent similar act.

     (e) All notices provided for herein shall be in writing and shall be deemed to be duly given when mailed by United States certified mail, postage prepaid, to the last known address of the party entitled to receive the notice, or when personally delivered to that party.

     (f) Time is of the essence to this Agreement.

     (g) Should any party hereto institute any action or proceedings to enforce or interpret any provision hereof, or for damages by reason of any alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party or parties such amount as the court may adjudge to be reasonable attorney's fees for services rendered to the prevailing party in such action or proceeding. The term "prevailing party" as used in this section shall include, without limitations, any party who is made a defendant in litigation in which damages and/or other relief may be sought against such party and a final judgment or dismissal or decree is entered in such litigation in favor of such party defendant.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below:

SELLER:   MAGNUSSEN DODGE


BY:/s/BERNARD L. MAGNUSSEN                                       1/21/97
   Bernard L. Magnussen, President                                Dated

BUYER:    LITHIA MOTORS, INC.


BY:/s/BRAD GRAY                                                  1/21/97
   Brad Gray, Vice President                                      Dated

                                   EXHIBIT 'A'


List of Equipment Seller is Retaining pursuant to Paragraph 6 above.


                                      NONE

                                   EXHIBIT 'B'

List of Leases and Agreements being assumed by Buyer pursuant to Paragraph 8 above:

LIST OF LEASES

1)       Imperial Capitol    Parts Cleaning Machines   $306.33       6-15-98
         (Lessor)
         Magnussen Dodge
         (Lessee)

2)       GE Capitol          Mail Machine              $150.87       1-13-00
         (Lessor)
         Magnussen Dodge
         (Lessee)

3)       GE Capitol          MitaDC3055 Copier         $145.52       6-12-97
         (Lessor)
         Magnussen Dodge
         (Lessee)

4)       Textron Financial   Hunter Alignment Rack      $341.00       2-15-99
         (Lessor)
         Magnussen Dodge
         (Lessee)

5)       3M Financing        Lot Lights Remodel         $407.39       2-15-97
         (Lessor)
         Magnussen Dodge
         (Lessee)

6)       AT&T Credit Corp.    Voice Mail                 $196.16      6-29-99
         (Lessor)
         Magnussen Dodge
         (Lessee)

7)       ADP Credit Corp.     8800 Computer System       $1975.30     9-30-99
         (Lessor)             Parts Catalog               $604.01    10-31-00
         Magnussen Dodge
         (Lessee)

                                   EXHIBIT "C"

Activities in connection with Seller's business prior to Closing which produced toxic material which violated governmental law, regulations or orders or would require reporting to any governmental authority - pursuant to paragraph 14(h) above.


                                      NONE